CITY OF PESHTIGO

                           U D A G REVOLVING LOAN FUND

                                 LOAN AGREEMENT





Name of Borrower:           Badger Paper Mills, Inc.
----------------

Address of Borrower:        200 West Front Street
-------------------         Peshtigo, WI  54157-0149

Amount of Loan:             $1,190,552.14 (Existing Loan)
--------------              $  500,000.00 (Additional Loan)
                            -------------

                            $1,690,552.l4
                            =============

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                                    PREAMBLE
                                    --------

          THIS LOAN AGREEMENT is made and entered into by and between the CITY OF PESHTIGO, WISCONSIN, hereinafter referred to as CITY and BADGER PAPER MILLS, INC., a Wisconsin Corporation, hereinafter referred to as the COMPANY.

                                    RECITALS
                                    --------

          The COMPANY has applied to the CITY for loan assistance from the City of Peshtigo UDAG Revolving Loan Fund to undertake activities which are consistent with the provisions of the City of Peshtigo UDAG Revolving Loan Fund Manual; and

          The CITY, in reliance upon the representations set forth in the Application of COMPANY, has approved a loan to the COMPANY, to be expended by the COMPANY in conformity with the requirements and provisions of this Loan Agreement;

          IN CONSIDERATION of the mutual promises and covenants contained in the Loan Agreement, the CITY and the COMPANY agree as follows:

I.   Loan

          Use and Term: The City will lend to the Company an additional $500,000 for a term of 10 years, with loan proceeds to be used to provide operating capital for the Company.

          Interest Rate: The loan shall be evidenced by a promissory note bearing interest at the rate of five percent (5%) per annum.

          Prior Loan: The parties intend that the covenants, warranties, representations, collateral security and other agreements and terms applicable to the loan made by the City to the Company pursuant to that certain City of Peshtigo UDAG Revolving Loan Fund Loan Agreement dated May 25, 2000 between the Company and the City (the "Existing Loan Agreement") hereafter be as set forth in this Agreement. Accordingly, the Existing Loan Agreement is hereby amended to read as set forth in this loan agreement, and as so amended, is restated in its entirety by this loan agreement. From and after the date hereof, the outstanding principal balance of the loan made to the Company pursuant to the Existing Loan Agreement, together with all unpaid interest thereon, shall be evidenced by the promissory note issued by the Company in connection with this loan agreement, along with the additional $500,000 loan to be made by the City pursuant with this loan agreement, in the total amount of $1,690,552.14.

          Repayment: Principal and interest shall be paid in one hundred twenty
(120) equal monthly payments of $17,930.93 each on the 1st day of each month commencing January 1, 2002. There shall be no penalty for the prepayment of principal, which shall be prepaid in reverse order of maturity.

          Security: The loan of the City shall be secured by:

          (a) A first mortgage lien on the following described property, to-wit:

          Lot One (1) of Certified Survey Map No. 1969 recorded in Vol. 13, Pages 28-29, as Doc. #620655, being a part of Certified Survey Map 653 all in part of Block 34 in the City of Peshtigo and in part of Government Lot 3 of Section 30, Township 30 North, Range 23 East, City of Peshtigo, Marinette County, Wisconsin.

          (b) A second mortgage and chattel security agreement on the remainder of the Badger Paper Mills, Inc. real estate and equipment located in Peshtigo, Wisconsin, and a chattel security agreement on the equipment of the company located in Oconto Falls, Wisconsin.

          Disbursements: Payment of the additional $500,000 loan proceeds in one lump sum shall be made to the Company, upon execution of the closing documents. Interest shall begin to accrue upon the execution of the promissory note.

          The Company unconditionally agrees to repay the loan, together with interest thereon, in the amounts and at the times specified in accordance with the terms of this loan agreement and the promissory note. All such repayments shall be made in lawful money of the United States of America and shall be paid directly to the City at the City Clerk-Treasurer's office.

II.  Project Description

          The Company shall utilize $500,000 of the additional loan funds as operating capital for the Company.

III. Employment

          The Company shall at its facilities in the City retain the 200 full-time equivalent (FTE) positions.

IV.  Records

          The Company will maintain those records which are necessary to enable the City to determine whether the performance of the Company complies with the terms of this agreement. The records shall include at a minimum payrolls for employee hired to meet the terms of this agreement. The City will have access to all records pertinent to this agreement for the purpose of examination and transcription during normal working hours.

V.   Nondiscrimination

          The Company will not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, age or handicap.


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
VI.  Default

          The following provisions describe default of the loan:

     A. Default other than for nonpayment of principal or interest. In the event the Company fails to comply with any term or provisions contained in the loan agreement or the promissory note, other than the failure to make a payment of principal or interest due, the City shall notify the Company in writing of the deficiency, and a date not less than 60 days from the date of the notice on which such action as may be required must be performed. In the event the Company does not carry out such action as is required by the City by the date specified in the notice, the Company shall be in default. All sums due and owing to the City under the note, including the full unpaid balance and all unpaid accrued interest shall, at the option of the City, become immediately due and payable without notice or demand.

     B. On nonpayment of principal or interest. In the event the Company fails to make any payment of principal, interest, or late payment penalty when due and the default continues for 30 days, all sums due and owing to the City under the note, including the full unpaid balance and all unpaid accrued interest shall, at the option of the City, become immediately due and payable, without notice or demand. A late payment penalty in the amount of $250.00 for any portion of the monthly payment which is more than 5 days due from the due date shall be assessed on the 6th day after the applicable monthly payment due date.

     C. Representations made by the Company. In the event any representation made by the Company to induce the City to extend credit (under the loan agreement or otherwise) is false in any material respect when made or in the event the Company ceases to exist, becomes insolvent, or the subject of bankruptcy or other insolvency proceedings or has a judgment entered against it or any subsidiary and said judgment remains unsatisfied, unbounded, or unstayed for a period of 60 days after entry thereof, the Company shall be deemed to be in default and at the option of the City, all unpaid principal and all unpaid accrued interest shall become immediately due and payable without notice or demand.

     D. Removal of operation from the City of Peshtigo. In the event the Company fails to retain its operations in the City of Peshtigo or in the reasonable opinion of the City, substantially reduces its operations, then the loan shall be deemed in default. The outstanding principal and accrued interest shall become immediately payable without notice or demand.

VII. Governing Law

          The-laws of the State of Wisconsin shall govern this loan agreement and the mortgage and security agreement and promissory note issued hereunder.


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
VIII. Counterparts

          This loan agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were on the same instrument.

IX.  Severability

          If any provisions of this loan agreement shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case in any jurisdiction or jurisdictions or in all jurisdictions, or in all cases because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provisions in question inoperative or unenforceable in any other case or circumstances, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatever. The invalidity of any one or more phrases, sentences, clauses or sections contained in this loan agreement shall not affect the remaining portions of this loan agreement, or any part thereof.

X.   Termination

          Upon full and final payment of the promissory note, this loan agreement shall terminate and the City shall cause the promissory note to be cancelled and delivered to the Company; and the City shall cause the lien of the mortgage to be discharged of record.

XI.  Amendments

          Any amendments to this agreement requires the written agreement of the City and the Company.

XII. Other Provisions

     A. Representations and Agreements of the Company: The Company, in order to induce the approval of the loan, represents and agrees as follows;

          1. The Company is duly organized and validly existing under the laws of the State of Wisconsin, and has all requisite power and authority to enter into this Loan Agreement.

          2. A resolution has been duly adopted, as an official act of the Company's governing body, authorizing the execution and delivery of this Loan Agreement by the Company and authorizing and directing the persons executing this Loan Agreement to do so for and on behalf of the Company.

          3. This Loan Agreement has been executed and delivered by the Company, in such manner and form as to comply with all applicable laws to make this Loan Agreement the valid and legally binding act and agreement of the Company.


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
          4. There is no action, proceeding, or investigation now pending, nor any basis therefor, known or believed to exist by the Company, which (i) questions the validity of this Loan Agreement, or any action taken or to be taken under it, or (ii) is likely to result in any material adverse change in the authorities, properties, assets, liabilities, or conditions (financial or otherwise) of the Company which would materially and substantially impair the Company's ability to perform any of the obligations imposed upon the Company by this Loan Agreement.

          5. The representations, statements, and other matters contained in the Application for UDAG loan made by Company are true and complete in all material respects as of the date of filing. The Company is aware of no event which would require any amendment to the Application (other than an amendment which has been filed with and approved by the CITY) in order to make such representations, statements, and other matters true and complete in all material respects and not misleading in any material respect. The Company is aware of no event or other fact which should have been, and has not been, reported in the Application as material information.

          6. The Company shall not remove, or cause to be removed, from the project location any property which serves as collateral for this loan. Removal of such collateral or cessation of Company's business operations in the CITY shall constitute an act of default which shall cause the entire loan balance to become immediately due and payable.

          7. That it shall expend Peshtigo UDAG Revolving Loan Fund proceeds only as described herein.

          8.   That it shall maintain 200 (FTE) jobs.

          9. That it shall keep the security for the Peshtigo UDAG Revolving Loan Fund loan insured against loss from fire in an amount sufficient to cover any outstanding obligations to the City up to the insurable limits of available collateral. The City shall be named as an additional insured party on the policies. The Company shall provide the City with a certificate of insurance from the insurer. The Company shall also carry liability insurance with the City named as additional insured.

          10. That it shall pay all real estate property taxes upon the security for the loan when due in order to avoid interest or penalty thereon.

          11. That it will pay to the City a loan origination fee of $5,000.00 at or prior to the time of execution of the promissory note.

          12. The Company shall retain its operations in the City of Peshtigo, Wisconsin, until the loan is repaid.


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
          13. The Company shall provide the City with annual audited financial statements within 120 days after its fiscal year end.

     B. Records: The Company shall maintain those records which are necessary to enable the City to determine whether the performance of the business complies with the terms of the loan agreement. The records shall include at a minimum, annual financial statements for the term of the loan, and payroll records for employees employed to meet the terms of the loan agreement. The City shall have reasonable access to all records pertinent to this agreement for purposes of examination, transcription, and reporting.

          IN WITNESS WHEREOF, the parties hereto have executed this agreement on November 30, 2001.

                                        BADGER PAPER MILLS, INC.


                                        By: /s/ Robert A. Olah
                                           -------------------------------------
                                           Robert A. Olah
                                           President


                                        By: /s/ William H. Peters
                                           -------------------------------------
                                           William Peters
                                           Treasurer


                                        CITY OF PESHTIGO


                                        By: /s/ J.F. Dale Berman
                                           -------------------------------------
                                           J.F. Dale Berman, Mayor


                                        By: /s/ Mary Ann Wills
                                           -------------------------------------
                                           Mary Ann Wills, Clerk-Treasurer


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